UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 3, 2011

BLACKROCK KELSO CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33559	20-2725151
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

40 East 52nd Street
New York, NY 10022
(Address of principal executive offices)

(212) 810-5800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2011, Frank D. Gordon announced that he will be stepping down as Chief Financial Officer, Treasurer, and Secretary of the Registrant, effective August 5, 2011, and the Board of Directors of the Registrant appointed Corinne Pankovcin as the new Chief Financial Officer and Treasurer of the Registrant, effective August 5, 2011.

Since January 2011, Ms. Pankovcin, 44, has served as a Managing Director of Finance at BlackRock Investment Management Inc. and, in that time, has worked with Mr. Gordon and BlackRock Kelso Capital Advisors, LLC, the Registrant's investment advisor (the "Advisor").  Prior to working with the Advisor in January 2011, Ms. Pankovcin was a senior member of Finance & Accounting of Alternative Investments and served as Chief Financial Officer for the Emerging Markets products group at PineBridge Investments (formerly AIG Investments).  From 2005 to 2011, she was primarily responsible for the administration of the alternative asset products, including financial reporting.  She managed the finance operations for the various product teams and coordinated investment valuations and investor reporting.  From 2002 to 2005 Ms. Pankovcin was with Geller & Company, where she served as Director of Business Development and Process Implementations.  Prior to joining Geller & Company, she served as Vice President of Finance and Accounting for Bessemer Venture Partners.  Ms. Pankovcin began her career with PricewaterhouseCoopers LLP, where she ultimately held the role of Senior Manager of Business Assurance for Consumer Products, Manufacturing, and Middle Market industries from 1991 to 2001.

Ms. Pankovcin earned her B.S. in Business Administration, with honors, from Dowling College and her M.B.A from Hofstra University.  She is a Certified Public Accountant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLACKROCK KELSO CAPITAL CORPORATION

Date: August 4, 2011	By:	/s/ Michael B. Lazar
		Name:	Michael B. Lazar
		Title:	Chief Operating Officer